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                                                                     EXHIBIT 3.6

                            CERTIFICATE OF CORRECTION
                                       OF
            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                VARIAGENICS, INC.

It is hereby certified that:

         1. The name of the corporation (hereinafter called the "corporation") is Variagenics, Inc.

         2. The Certificate of Amendment of Certificate of Incorporation of the corporation, which was filed by the Secretary of State of Delaware on March 3, 2000 is hereby corrected.

         3. The inaccuracy to be corrected in said instrument is as follows:

    The number of shares designated for the Series B Convertible Preferred Stock was incorrectly typed as 1,883,547 whereas it should have been 1,883,549 shares of Series B Convertible Preferred Stock and as a further result of this error the total number of shares of authorized preferred stock of the corporation should have been 13,653,776 rather than 13,653,774.

         4. The portion of the instrument in corrected form is as follows:

    "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) Seventeen Million One Hundred Fifty-Five Thousand Four Hundred Seventy-Three (17,155,473) shares of Common Stock, $.0l par value per share ("Common Stock"), and (ii) Thirteen Million Six Hundred Fifty-Three Thousand Seven Hundred Seventy-Six (13,653,776) shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), of which Five Hundred Three Thousand Seven Hundred Eighty-Seven (503,787) shares have been designated Series A Convertible Preferred Stock, and One Million Eight Hundred Eighty-Three Thousand Five Hundred Forty-Nine (1,883,549) shares have been designated Series B Convertible Preferred Stock, Seventy-Seven Thousand Five Hundred Nineteen (77,519) shares have been designated Series C Convertible Preferred Stock, Three Hundred Twenty Thousand (320,000) shares have been designated Series D Convertible Preferred Stock, Four Million Six Hundred Forty-Eight Thousand Seven Hundred Eighty-Nine (4,648,789) shares have been designated Series E Convertible Preferred Stock, Two Million Two Hundred Ninety-Eight Thousand Five Hundred Sixty-Four (2,298,564) shares have been designated Series E-2 Convertible Preferred Stock, and Three Million Nine Hundred Twenty-One Thousand Five Hundred Sixty-Eight (3,921,568) shares have been designated Series F Convertible Preferred Stock.

         5. In addition the Amendment to the Certificate of Incorporation was dated and filed on March 6, 2000 and evidence of the filing from the State of Delaware indicates a fling date of March 3, 2000 which should be changed to the March 6, 2000 date.


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    Signed on this 28th day of March, 2000.


                                           /s/ Taylor J. Crouch
                                           -------------------------------------
                                           Taylor J. Crouch
                                           President and Chief Executive Officer